Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150535) pertaining to the 2007 Equity Incentive Plan of Hatteras Financial Corp. of our report dated February 19, 2009, with respect to the financial statements of Hatteras Financial Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Greensboro, North Carolina
February 19, 2009